Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 17, 2019
Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2019-3 and FORDF 2019-4

Active joint leads : BofA Merrill Lynch, Mizuho and RBC

Passive joint leads: Goldman Sachs, Wells Fargo

Co-managers : BB Securities, US Bank

Selling group : Great Pacific, Castle Oak

CLS AMT $mm WAL EXP LGL C/E M/S BENCH YIELD PRICE CPN
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19-3 A-1 900.000 2.99 09/22 09/24 24.35% Aaa/AAA IntS + 60 2.242 99.99541 2.23
19-3 A-2 350.000 2.99 09/22 09/24 24.35% Aaa/AAA 1mLr + 60 100.00000
19-3 B 57.566 2.99 09/22 09/24 20.85% Aa1/AA+ IntS + 80 2.442 99.97221 2.42

19-4 A 700.000 4.99 09/24 09/26 24.35% Aaa/AAA IntS + 85 2.455 99.98813 2.44

19-4 B 32.237 4.99 09/24 09/26 20.85% Aa1/AA+ IntS +105 2.655 99.99801 2.64
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Bill & Deliver: BofAML BBG Tickers : FORDF 19-3 SSAP: FTHREE

Registration : SEC Registered FORDF 19-4 SSAP: FFOUR

Exp Ratings : Moody’s/S&P Denoms : $1k x $1k

Exp Settle : 09/20/19 First Pay : 10/15/19

Erisa Eligible: Yes

CUSIP 19-3 A1 : 34528QHA5

A2 : 34528QHB3

B : 34528QHC1

19-4 A : 34528QHF4

B : 34528QHG2

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.